6-5668-DAS/97-019  Rev. 1


                                   ----------

                           PURCHASE AND SALE AGREEMENT
                             (for titanium products)
                                   ----------


                THE BOEING COMPANY, acting through its division,
                           BOEING COMMERCIAL AIRPLANES

                                       and

                           TITANIUM METALS CORPORATION

                                   ----------


                                November 5, 1997
                  Amended and Restated Effective April 19, 2001


                                   ----------











* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     THIS PURCHASE AND SALE AGREEMENT, originally dated as of November 5, 1997, and amended and restated effective April 19, 2001, is by and between THE BOEING COMPANY, a Delaware corporation with its principal office in Seattle, Washington, acting by and through its division, BOEING COMMERCIAL AIRPLANES f/k/a Boeing Commercial Airplane Group ("Boeing"), and TITANIUM METALS CORPORATION, a Delaware corporation with its principal office in Denver, Colorado ("TIMET").

         The parties hereto agree as follows:

1. DEFINITIONS. Except as otherwise expressly provided in this Agreement, the following defined terms shall have the meanings set forth below when used herein:

1.1  "Annual Payment" has the meaning given such term in Section 3.6.

1.2 "Boeing" means The Boeing Company, a Delaware corporation, acting by and through its division, Boeing Commercial Airplanes (f/k/a Boeing Commercial Airplane Group). For purposes of this Agreement, the term "Boeing" includes only Boeing Commercial Airplanes and does not include any other division, subsidiary or affiliate of The Boeing Company.

1.3  "Boeing On-Time Delivery Rate" means, [ * ]

1.4 "Boeing Recognized Subcontractor" means any subsidiary or affiliate of Boeing and any supplier to Boeing (whether direct or indirect) of forged, cast, extruded, fabricated, or any other titanium parts or assemblies for use in fixed wing, commercial aircraft manufactured by Boeing which satisfies the requirements contained in Article 22 hereof. Boeing Recognized Subcontractors will be entitled to purchase Boeing Titanium Products under the terms and subject to the conditions of this Agreement either directly from TIMET or through Boeing's Agent.

1.5 "Boeing Titanium Product" means a titanium product of the type enumerated on Schedule 1 (as amended, revised or supplemented from time to time) that is ordered or purchased by a Purchaser from TIMET pursuant to this Agreement for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing.

1.6 "Boeing's Agent" means an entity that has been designated by Boeing from time to time to manage the purchasing of Boeing Titanium Products on behalf of Boeing.

1.7 "Calendar Quarter" means each of the three-month periods ending March 31, June 30, September 30, and December 31.

1.8 "Confidential Information" means confidential or proprietary information of the Disclosing Party furnished to the Receiving Party in connection with this Agreement, including without limitation, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and which, if in visual, written or graphic form, is clearly and conspicuously identified thereon as "confidential" or "proprietary" or, if in oral form, is confirmed promptly thereafter in writing as "confidential" or "proprietary." The provisions of this Section 1.8 and Article 11 shall not apply to, and the Receiving Party shall not be obligated to hold in confidence pursuant to Article 11, information which:

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     (a)  was  in  the  lawful   possession  of  the  Receiving   Party  without
          confidentiality restrictions prior to its receipt thereof from the Disclosing Party;

     (b)  is or becomes  public  knowledge  without  the fault of the  Receiving
          Party;

     (c) is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure;

     (d) is made available on an unrestricted basis to a third party by the Disclosing Party; or

     (e) is developed by the Receiving Party independent of Confidential Information received under Article 11.

1.9 "Disclosing Party" means Boeing or TIMET, as the case may be, communicating Confidential Information to the other party in connection with this Agreement.

1.10 "Equivalent Government Authority" means those government agencies so designated by the FAA or those agencies of governments other than the United States that have responsibility for assuring aircraft airworthiness.

1.11 "FAA" means the Federal Aviation Administration or any successor government agency.

1.12 "Lead Time  Schedule"  has the  meaning  given  such term in  Section  4.3.

1.13 "Material  Default  in  Performance"  has the  meaning  given  such term in
     Section 6.3.

1.14 "Order" means a purchase order for Boeing Titanium Products placed by a Purchaser with TIMET for use in manufacturing parts or assemblies on behalf of Boeing (directly or indirectly), to the limited extent such purchase order has been accepted in writing by TIMET or is deemed to have been accepted by TIMET pursuant to the Terms & Conditions.

1.15 "Purchaser" means the person, either Boeing, Boeing's Agent or a Boeing Recognized Subcontractor, that is the purchasing party pursuant to a given Order.

1.16 "Quarterly Volume Forecast" has the meaning given such term in Section 4.3.

1.17 "Receiving Party" means Boeing or TIMET, as the case may be, to whom Confidential Information is communicated by the other party in connection with this Agreement.

1.18 "Representatives" of a given party means its directors, its officers, and employees.

1.19 "Terms & Conditions" means the Terms and Conditions of Purchase and Sale of Boeing Titanium Products attached hereto as Exhibit A.

1.20 "TIMET" means Titanium Metals Corporation, a Delaware corporation.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

2.   PURCHASE AND SALE OF BOEING TITANIUM PRODUCTS.

2.1 On the terms and subject to the conditions of this Agreement, including the Terms & Conditions, Boeing shall have the right, but not the obligation, to purchase Boeing Titanium Products, either directly, or indirectly through Boeing's Agent or through Boeing Recognized Subcontractors, and TIMET agrees to sell Boeing Titanium Products to Boeing, either directly, or indirectly to Boeing's Agent or to Boeing Recognized Subcontractors, in the volumes and at the prices set forth herein.

2.2 Such purchases and sales of Boeing Titanium Products shall be made by the placement of an Order by Boeing, Boeing's Agent or a Boeing Recognized Subcontractor directly with TIMET, as provided in the Terms & Conditions. TIMET shall not be obligated to accept any Order that (a) contains any terms inconsistent with the Terms & Conditions or (b) as provided in
     Section 4.5 below; TIMET shall be obligated to accept all other Orders.

2.3 Boeing Titanium Products purchased hereunder are intended for use in the manufacture of parts or assemblies for fixed wing, commercial aircraft produced by Boeing, and may not be used by any Purchaser for any purpose, other than for the manufacture of parts or assemblies for fixed wing, commercial aircraft produced by Boeing or resold to any other person or entity except for the purpose of manufacturing parts or assemblies for fixed wing, commercial aircraft produced by Boeing.

3.   PRICING.

3.1 The prices for Boeing Titanium Products delivered through [ * ] are set forth on Schedule 1. Pricing for Boeing Titanium Products not specifically identified in Schedule 1 will be established by the mutual agreement of Boeing and TIMET applying the ingot price per pound and margins used in developing Schedule 1. Any such additional prices will be evidenced by an amended Schedule 1 agreed to in writing by both Boeing and TIMET, which shall thereupon become the new Schedule 1 to this Agreement and be substituted for the existing Schedule 1 in the Terms & Conditions with respect to any Order placed after such date.

3.2 Except as identified in Section 3.5 below, for Boeing Titanium Products ordered for delivery on or after [ * ], pricing is subject to annual adjustment, up or down, based upon the following formula:

     [ * ]

     where:

     [ * ]

3.3 No later than [ * ] of each year, commencing in 2002, TIMET will provide Boeing, Boeing's Agent and each Boeing Recognized Subcontractor with TIMET's determination of the change in pricing for Boeing Titanium Products resulting from the application of the formula set forth in Section 3.2. The resulting pricing change will become effective for Boeing Titanium

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     Products delivered on and after January 1 and on or prior to December 31 of the following year. To memorialize this adjustment, TIMET shall prepare a revised Schedule 1 reflecting such adjustments, which revised Schedule 1 shall thereupon become the new Schedule 1 to this Agreement and will be provided to Boeing, Boeing's Agent and each Boeing Recognized Subcontractor (as applicable to a given Boeing Recognized Subcontractor).

3.4 The parties recognize that pricing for a given year with respect to a particular Boeing Titanium Product may also be subject to reduction, independent of any adjustment resulting from the application of Section 3.2, based upon the results of Lean Manufacturing initiatives undertaken by the parties in accordance with Article 5 of this Agreement, as any such reductions are agreed upon by Boeing and TIMET in writing.

3.5  [ * ]

3.6 For each year of this Agreement, beginning on January 1, 2002, Boeing shall pay TIMET $28,500,000.00 (the "Annual Payment") for the right, but not the obligation, to purchase up to 7.5 million pounds of Boeing Titanium Product annually from TIMET at the pricing set forth in Sections 3.1 though 3.5 MINUS $3.80 per pound. Such $3.80 per pound reduction in the pricing shall be calculated and credited as set forth in Section 3.7 or 3.8 below, as applicable. For the year 2002, the Annual Payment shall be made to TIMET on or prior to [ * ]. For the years 2003 through 2007, the Annual Payment shall be made to TIMET on or prior to the [ * ]of each such year.

3.7 For each pound of titanium purchased by Boeing or Boeing's Agent (but not by a Boeing Recognized Subcontractor) pursuant to this Agreement after January 1, 2002, TIMET shall invoice Boeing pursuant to Sections 3.1 through 3.5, reflecting the total price calculated as set forth in Sections
     3.1 through 3.5, less the $3.80 per pound credit described in Section 3.6.

3.8 For each pound of titanium purchased by a Boeing Recognized Subcontractor pursuant to this Agreement after January 1, 2002, and invoiced directly from TIMET to that Boeing Recognized Subcontractor, TIMET shall invoice such Boeing Recognized Subcontractor the price calculated as set forth in Sections 3.1 through 3.5 above. TIMET shall account to Boeing for all such invoices, and Boeing shall deduct from the next Annual Payment an amount equal to the product of all such pounds purchased by Boeing Recognized Subcontractors in such calendar year and $3.80 per pound. (For all such invoices for which TIMET's accounting has not been completed by December 31 of a calendar year, TIMET shall complete the accounting for such calendar year and reimburse Boeing, no later than [ * ] of the next year, an amount equal to the product of all pounds purchased by Boeing Recognized Subcontractors reflected on those unaccounted for invoices, and $3.80 per pound.) For the year [ * ], TIMET shall repay to Boeing, no later than March 15, 2008, an amount equal to the product of all such pounds purchased by Boeing Recognized Subcontractors in [ * ] and $3.80 per pound. Repayment for any pounds purchased by Boeing Recognized Subcontractors in [ * ] but invoiced after [ * ] shall be made to Boeing within [ * ] of TIMET's invoicing of the Boeing Recognized Subcontractor.

3.9 Sections 3.7 and 3.8 taken together shall not apply to more than 7.5 million pounds per calendar year or the number of pounds for any Calendar Quarter identified as the maximum volume for such Calendar Quarter on Exhibit B hereto (except as TIMET may otherwise agree pursuant to

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     Section 3.12). The amounts to be credited, deducted or repaid under Sections 3.7 and 3.8 taken together shall not exceed the total of $28,500,000.00 allocable to any calendar year.

3.10 (a) A Boeing Titanium Product shall be deemed to have been purchased in the Calendar Quarter in which it was scheduled for delivery, as last mutually agreed upon by TIMET and Purchaser (regardless of whether shipped by TIMET during such Calendar Quarter); provided, that, if payment for any Boeing Titanium Product ordered by Boeing or Boeing's Agent (but not a Boeing Recognized Subcontractor) is not subsequently made by Boeing or Boeing's Agent, the volume (in pounds) of such Boeing Titanium Product will be deducted from the volumes for the Calendar Quarter in which it was originally credited; and provided further, that if such Boeing Titanium Product is returned by any Purchaser to TIMET with TIMET's permission (other than Boeing Titanium Product that is rightfully rejected for product deficiencies), the volume (in pounds) representing such Boeing Titanium Product will be deducted from the purchased volume for the Calendar Quarter in which it was originally credited and, if replaced, be included in whatever subsequent Calendar Quarter such replacement material is delivered;

     (b) Boeing Titanium Products with respect to which an Order is terminated in accordance with Section 11.3 of the Terms & Conditions shall be counted only in an amount equal to the relevant volume (in pounds) times the percentage of applicable price actually paid as a termination charge in accordance with Section 11.3 of the Terms & Conditions; and

     (c)  Any substitute  titanium product purchased by a Purchaser  pursuant to
          Section 12.2(b) of the Terms & Conditions upon the occurrence of a TIMET Event of Default (as defined in Section 12.1 of the Terms & Conditions) shall be counted as though such volume (in pounds) had actually been purchased by that Purchaser from TIMET pursuant to this Agreement in the Calendar Quarter in which Purchaser takes delivery thereof provided TIMET has been furnished with written notice of such event.

3.11 For any Boeing Titanium Products for which the originally agreed upon delivery date is in calendar year [ * ] and with respect to which Purchaser and TIMET mutually agree upon a new delivery date in calendar year [ * ], the provisions of Sections 3.7 and 3.8 shall nonetheless apply.

3.12 With respect to any given calendar year, TIMET shall be entitled to withdraw from the Annual Payment an amount equal to $3.80 per pound times the difference between 7.5 million pounds and the volume (in pounds) of Boeing Titanium Products purchased under the Agreement during such calendar year, as such volume is actually determined and certified to Boeing pursuant to Section 3.13. In addition, if, as of the end of any Calendar Quarter during such calendar year, it would be mathematically impossible for Boeing, Boeing's Agent and Boeing Recognized Subcontractors to purchase (in the aggregate) the full 7.5 million pounds of Boeing Titanium Products in the remaining part of such calendar year (based upon what they would then be entitled to purchase under this Agreement taking into account the quarterly limits for the remaining Calendar Quarters in such calendar year as set forth in Exhibit B plus any amounts that TIMET may permit to be purchased over such limits, in its sole discretion), TIMET shall at such time be entitled to withdraw from the Annual Payment an amount equal to

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     $3.80 per pound times the difference between 7.5 million pounds and the maximum volume (in pounds) that Boeing and other Purchasers are then entitled to purchase during the remainder of the calendar year under the Agreement based upon such quarterly limits, plus any amounts that TIMET may permit to be purchased over such limits, in its sole discretion. Once withdrawn by TIMET under this provision, such funds shall not be subject to future crediting to Boeing under Sections 3.6 through 3.8 hereof, provided no errors have been made in accounting for the crediting due Boeing under this Section 3.

3.13 No later than March 1 of each year from 2002 through [ * ], TIMET shall certify to Boeing the volume of Boeing Titanium Products purchased by all Purchasers under this Agreement in the preceding calendar year. Such certification shall be subject to audit by or on behalf of Boeing, through examination of the relevant records of TIMET, upon reasonable notice during normal business hours. Any such audit shall be conducted at Boeing's sole cost and expense.

4.   VOLUMES.

4.1 Based upon making the Annual Payment, Boeing has the right, but not the obligation to purchase, either directly or indirectly through Boeing's Agent or through Boeing Recognized Subcontractors, up to a maximum of 7.5 million pounds of Boeing Titanium Products per calendar year.

4.2 The matrix attached hereto as Exhibit B sets forth the maximum volumes of Boeing Titanium Products that Boeing, Boeing's Agent and all Boeing
     Recognized Subcontractors may purchase hereunder in a given Calendar Quarter and in any calendar year, as well as limitations on the percentage of such Boeing Titanium Products that may be represented by ingot.


4.3 By the last day of each Calendar Quarter, Boeing will provide TIMET with a rolling forecast by quarter (the "Quarterly Volume Forecast") representing Boeing's best estimate of the needs for Boeing Titanium Products (by product and grade) for [ * ] TIMET will from time to time prepare and distribute to Boeing and each Boeing Recognized Subcontractor a chart (the "Lead Time Schedule") listing by product and grade the lead times for Boeing Titanium Products then applicable to Orders (as applicable to a given Boeing Recognized Subcontractor).

4.4 Upon completion of a Proprietary Information Agreement in a form reasonably acceptable to Boeing, Boeing shall from time to time provide TIMET with Boeing's aircraft delivery rate forecast ("skyline chart"), including periodic revisions thereto, as and when published.

4.5 Unless otherwise agreed by TIMET in writing, TIMET shall not be obligated to accept any Order which:

     (a) would represent a volume in excess of the limitations set forth in Note (b) or (c) to the matrix attached as Exhibit B;

     (b) contains a proposed delivery date that represents a lead time less than the lead time reflected for such Boeing Titanium Product in the Lead Time Schedule applicable at the time the Order is being placed. TIMET will consult with Boeing in the event it receives such an Order and is unable to resolve the delivery date to the satisfaction of

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. Boeing's Agent or the Boeing Recognized Subcontractor so that Boeing may consider its scheduling requirements and, if appropriate, request adjustment in the scheduling of other outstanding Orders to accommodate this particular Order requiring expedited delivery. Any such request by Boeing to delay another Order to meet its requirements shall conclusively be deemed to represent the agreement to such delay by Boeing's Agent or the Boeing Recognized Subcontractor that is a party to such delayed Order. TIMET will use all commercially reasonable efforts to accommodate any such rescheduling requested by Boeing;

     (c) is placed by an entity other than Boeing, Boeing's Agent or a Boeing Recognized Subcontractor;

     (d) is for a use other than manufacturing parts or assemblies for fixed wing, commercial aircraft produced by Boeing; or

     (e)  is for [ * ]

5.   LEAN MANUFACTURING PROCESS IMPROVEMENT.

5.1 Boeing and TIMET agree to work together to identify areas of improvement which affect the manufacturing and assembly process at TIMET's facility and/or TIMET's subcontractor's facilities. Where Boeing and TIMET can identify areas of improvement, the parties will determine the amount of savings which will result from the improvements and share the benefits. Any such agreement regarding the sharing of savings or cost benefits will be in writing and executed on behalf of both Boeing and TIMET.

6.   TERM; TERMINATION.

6.1  Unless  otherwise  terminated in accordance with another  provision of this
     Article 6, this Agreement shall expire on [ * ].

6.2  This Agreement may be terminated prior to [ * ] as follows:

     (a) by Boeing upon not less than sixty (60) days prior written notice to TIMET in the event [ * ]

     (b) by Boeing by written notice to TIMET in the event of any other breach by TIMET of this Agreement in any material respect, which breach continues unremedied for more than [ * ] following written notice of such breach by Boeing to TIMET;

     (c) by TIMET by written notice to Boeing in the event of any breach by Boeing of this Agreement in any material respect, which breach continues unremedied for more than [ * ] following written notice of such breach by TIMET to Boeing; or

     (d) by either party by written notice to the other party in the event of the suspension, dissolution or winding-up of the other party's business, the other party's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by the other party,

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

          the institution of reorganization, bankruptcy, liquidation, or other such proceedings against the other party which remain undismissed for more than [ * ], the appointment of a custodian, trustee, receiver, or similar person for the other party's properties or business, or an assignment by the other party for the benefit of its creditors.

6.3  [ * ]

6.4 The provisions of Sections 3.7, 3.8 and 3.11 shall survive the expiration of this Agreement for the purpose of making determinations and, if applicable, payment thereunder with respect to calendar year [ * ]. The provisions of Article 11 shall survive the expiration or termination of this Agreement for the duration of the confidentiality period set forth in
     Section 11.2.

6.5 The termination of this Agreement shall not affect the rights and responsibilities of the parties with respect to any breach that may have occurred prior to such termination. Further, the termination of this Agreement shall not affect the rights and obligations of the parties with respect to any uncompleted Order outstanding as of the date of such termination.

6.6 IN NO EVENT SHALL BOEING OR TIMET BE LIABLE PURSUANT TO THIS AGREEMENT OR ANY ORDER FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, WHETHER ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF PROFITS OR LOSS OF USE.

7.   INTEGRITY IN PROCUREMENT.

7.1 Boeing's policy is to maintain high standards of integrity in procurement. Boeing's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, Boeing's employees must strictly refrain from soliciting or accepting any payment, gift, favor, or thing of value which could improperly influence their judgment with respect to either issuing an Order or administering this Agreement. Consistent with this policy, TIMET agrees not to provide or offer to provide any employees of Boeing any payment, gift, favor, or thing of value for the purposes of improperly obtaining or rewarding favorable treatment in connection with any Order or this Agreement. TIMET shall conduct its own procurement practices, and require that its suppliers conduct their procurement practices, consistently with these standards. If TIMET has reasonable grounds to believe that this policy may have been violated, TIMET shall promptly report such possible violation to the appropriate Director of Materiel or Ethics Advisor of Boeing.

8.   INFRINGEMENT.

8.1 Except as provided in Section 8.2 below, TIMET shall indemnify, defend, and save Boeing and Boeing's customers harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to TIMET at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale, or use of Boeing Titanium Products by Boeing or Boeing's customer. Boeing shall promptly notify TIMET of any such claim, suit, or action, and TIMET shall, at its own expense, fully defend such claim, suit, or action on behalf of Boeing and/or Boeing's customer, as the case may be. For purposes of this Section 8.1, the term "Boeing's customer" shall not include the United States Government and the term "Boeing" shall include The Boeing Company and all of its subsidiaries and the respective officers, agents, and employees of each.

8.2 Section 8.1 shall not apply in the case of, and Boeing shall indemnify, defend, and save TIMET harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to Boeing at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) when such infringement arises from:

     (a) TIMET's compliance with formal specifications issued by Boeing when infringement could not reasonably be avoided in complying with such specifications; or

     (b) the use or sale of Boeing Titanium Products in combination with other items when such infringement would not have occurred from the use or sale of those Boeing Titanium Products solely for the purpose for which they were designed or sold by TIMET.

         For purposes of this Section 8.2, the term "TIMET" shall include Titanium Metals Corporation and all of its subsidiaries and the respective officers, agents, and employees of each.

9.   PUBLICITY.


9.1 This Agreement is confidential and shall not be disclosed by any party or its agents or representatives to any person (excluding the parties' directors and employees having a need to know) other than as disclosure is required by applicable law, regulation or court order; provided, however, that either party may make disclosure of this Agreement to (a) any of its accountants, auditors or lawyers having a need to know such information provided such person agrees not to disclose the information to any other person or outside of such firm, except as disclosure is required by applicable law, regulation or court order and (b) any of its bankers or credit rating agencies having a need to know such information, provided persons at such companies agree in writing not to disclose the information to any other person or outside of such company, except as disclosure is required by applicable law, regulation or court order. The foregoing shall not apply to matters already public other than by reason of a breach of this Section 9.1. Except as may be otherwise agreed in writing, without the prior written approval of the other, neither Boeing nor TIMET will use, or cause or permit to be used, the Boeing or TIMET name or any Boeing or TIMET trademark in any form of promotion or publicity. Notwithstanding the foregoing, Boeing agrees that TIMET may issue the press release (described in that Settlement Agreement and Release of Claims dated April 19, 2001 by and between the parties, in the form last provided by TIMET to Boeing) and may discuss the

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     matters contained therein in investor calls only as such matters are specifically stated in the press release.


10.  SCRAP RECYCLING PROGRAM.

10.1 The parties intend, by separate agreement, to enter into an arrangement for the recycling of scrap by Boeing to TIMET; provided, however, that any failure of the parties to reach such an agreement shall not affect the validity or effect of this Agreement.

11.  CONFIDENTIALITY.

11.1 The parties will not identify information as Confidential Information unless the Disclosing Party believes that such information is proprietary to, or constitutes a trade secret of, the Disclosing Party. The parties will attempt to limit the exchange of Confidential Information to only that Confidential Information necessary for the purposes of this Agreement.

11.2 The parties agree that, for a period of [ * ] from the date of receipt of Confidential Information, without the prior written consent of the other party hereto and except as may be required by law, the Receiving Party shall hold in confidence and not disclose Confidential Information received by it, except to (a) Representatives of the Receiving Party who require such Confidential Information for purposes of this Agreement and who agree to hold such Confidential Information in confidence in accordance with the terms of this Agreement and (b) Purchasers of the Receiving Party whose involvement is required by the Receiving Party for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of this Agreement.

11.3 Confidential Information shall not be used by the Receiving Party (or any Representative to whom the Receiving Party discloses such Confidential Information) except for the purposes contemplated in this Agreement.

11.4 The Receiving Party will be deemed to have satisfied its obligations of confidentiality and non-use hereunder if it uses reasonable care to protect against unauthorized disclosure or misuse of Confidential Information received by it hereunder, which care shall not be less than the care taken by the Receiving Party to protect its own confidential or proprietary information from disclosure or use by others. Upon discovery of any accidental disclosure or misuse, the Receiving Party shall take all reasonable steps to recover or limit further misuse of such Confidential Information.

11.5 The Receiving Party will copy Confidential Information received by it only as reasonably necessary for the purposes contemplated in this Agreement.

11.6 The Receiving Party agrees to return to the Disclosing Party all copies of written Confidential Information received pursuant to this Agreement, as well as all copies made thereof or written materials prepared by the Receiving Party containing Confidential Information, within thirty (30) calendar days of the written demand of the Disclosing Party; provided, however, that the Receiving Party may retain a single copy of all Confidential Information received for purposes of establishing compliance with the terms of this Agreement, which copy shall be segregated

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     from the normal business records of the Receiving Party and held in strict confidence in accordance with the terms of this Agreement.

11.7 If the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party will advise and consult with the Disclosing Party prior to any such disclosure, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained, or compliance with this Agreement is waived as above, the Receiving Party will disclose only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such of the Confidential Information as is disclosed. Any disclosure made in accordance with the provisions of this Section 11.7 shall not be regarded as a breach of the obligations of the Receiving Party pursuant to this Agreement.

11.8 Nothing in this Article 11 shall be construed as granting or conveying to the Receiving Party any right or license to use Confidential Information of the Disclosing Party except for the purposes contemplated in this Agreement or to practice any inventions described and claimed in any pending patent applications or issued patents which are owned or controlled by the Disclosing Party relating to such Confidential Information.

11.9 Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this
     Article 11 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 11 and to enforce specifically the terms of this Article 11 in any action instituted in any court of the United States or any state thereof having jurisdiction over the matter and the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

12.  COMPLIANCE WITH LAWS; FAA INSPECTIONS.

12.1 TIMET and Boeing shall each be responsible for complying with all laws, including without limitation, any statute, rule, regulation, judgment, decree, order, or permit, applicable to its performance under this Agreement. TIMET agrees to notify Boeing in the event (a) any of TIMET's obligations under this Agreement becomes prohibited under any applicable environmental law, with such notice to be made at the earliest practicable opportunity so as to enable the identification of alternative methods of performance or (b) TIMET becomes subject to additional environmental regulation which could reasonably be expected to materially impair its ability to perform under this Agreement or render its performance materially more costly.

12.2 Representatives of the FAA and any Equivalent Government Agency may, upon reasonable prior notice to TIMET and during normal business hours, inspect and evaluate any of TIMET's or TIMET's subcontractor's plants, facilities, systems, data, equipment, inventory holding areas, procedures, personnel, testing, and all work-in-process and completed Boeing Titanium Products for any purpose reasonably related to the production of Boeing Titanium Products.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

13.  NOTICES; APPROVALS AND CONSENTS.

13.1 All notices and other communications under this Agreement shall be in writing and shall be addressed as provided in Section 13.3 below.

13.2 Such notices and communications (properly addressed) shall be deemed given as follows:

     (a)  when personally delivered;

     (b) three (3) business days after deposit in the mail, first class postage prepaid;

     (c) one (1) day after deposit with a recognized overnight business delivery service; or

     (d)  when sent by verified  facsimile to the facsimile  number  provided in
          Section 13.3, with original forwarded by regular mail, first class postage prepaid, or by recognized overnight business delivery service.

13.3 Notices and communications shall be addressed as follows:

                  If to Boeing:

                  Boeing Commercial Airplanes
                  Supplier Management & Procurement
                  P.O. Box 3707
                  M/S-_____________
                  Seattle, WA  98124-2207
                  Attn:    Director of Raw Materials
                           Facsimile No.: (206) 931-2660


                  If to TIMET:

                  Titanium Metals Corporation
                  3907 SW 328th Street
                  Federal Way, WA  98023
                  Attn:    Derek George
                  Facsimile No.: (253) 661-6424

                  With a copy to:

                  Titanium Metals Corporation
                  1999 Broadway, Suite 4300
                  Denver, Colorado 80202
                  Attn: General Counsel
                  Facsimile No.: (303) 291-2990

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     Either party may change its address or facsimile number by giving notice to the others in accordance with the provisions of this Article 13.

14.  ASSIGNMENT.

14.1 This Agreement shall inure to the benefit of and be binding on each of TIMET and Boeing and their respective successors and permitted assigns. Neither party hereto may assign its rights and obligations hereunder (except as otherwise provided in the Terms & Conditions with respect to a given Order) without the written consent of the other; provided, however, that either party may assign its rights and obligations hereunder to a company succeeding to all or substantially all of such party's business without the consent of the other party. A change in control of either party shall not affect the respective rights and obligations of the parties hereunder.

15.  NON-WAIVER.

15.1 Boeing's or TIMET's failure at any time to enforce any provision of this Agreement or any Order shall not constitute a waiver of such provision or prejudice Boeing's or TIMET's right to enforce such provision at any subsequent time.

16.  INTERPRETATION.

16.1 Article and section headings used in this Agreement are for convenient reference only and shall not affect the interpretation hereof

17.  PARTIAL INVALIDITY.

17.1 If any provision of this Agreement is or becomes void or unenforceable, whether by operation of law or otherwise, the other provisions shall nevertheless remain valid and enforceable.

18.  APPLICABLE LAW.

18.1 The parties have determined that it is reasonable that this Agreement, including all matters of construction, validity, and performance, shall in all respects be governed by, and construed and enforced in accordance only with the law of the State of Washington as applicable to contracts entered into and to be performed wholly within such state between citizens of such State, without reference to any rules governing conflicts of law.

19.  AMENDMENT.

19.1 No provision of this Agreement may be changed or modified except by a writing signed on behalf of Boeing and TIMET which makes express reference to this Agreement.

20.  ENTIRE AGREEMENT; ORDER OF PRECEDENCE.

20.1 This Agreement (as herein amended and restated), together with the schedules and exhibits hereto which are hereby incorporated into this Agreement by reference, set forth the entire agreement between Boeing and TIMET with respect to the subject matter hereof and supersede

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     any and all other prior agreements and understandings between Boeing and TIMET with respect to such matters.

21.  AUTHORITY.

21.1 Each individual executing this Agreement below hereby certifies that this Agreement has been duly approved and authorized by the party on behalf of whom such individual is executing and that such individual has been duly authorized by such party to execute this Agreement on behalf of such party.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

22.  BOEING RECOGNIZED SUBCONTRACTORS.

22.1 Any current or potential supplier to Boeing (whether direct or indirect) of forged, cast, extruded, or fabricated titanium parts or assemblies shall become a Boeing Recognized Subcontractor upon satisfaction of each of the following criteria:

     (a) Boeing shall have notified TIMET in writing on or after April 19, 2001 of its desire to have such supplier become a Boeing Recognized Subcontractor;

     (b) such supplier shall have agreed to purchase Boeing Titanium Products on the terms and conditions attached hereto as Exhibit A (Terms and Conditions of Purchase and Sale of Boeing Titanium Products) or such other terms and conditions as TIMET may agree in writing (in TIMET's sole discretion);

     (c) such supplier shall have provided to TIMET a written agreement, in form and substance reasonably satisfactory to TIMET, to abide by the limitations on use and resale of Boeing Titanium Products set forth in
          Section 2.3 hereof; and

     (d) TIMET shall have established credit arrangements for such prospective Boeing Recognized Subcontractor on terms reasonably satisfactory to TIMET or, in the absence thereof, such prospective Boeing Recognized Subcontractor shall have agreed to pay TIMET on a cash in advance (i.e., upon placement of order) basis.

     Notwithstanding the foregoing provisions, any supplier to Boeing that is a Boeing Recognized Subcontractor as of the date of this amended and restated Purchase and Sale Agreement shall be regarded as a Boeing Recognized Subcontractor pursuant to this Section 22 without the need for further action under this Section 22.1.

22.2 Boeing suppliers who have not become Boeing Recognized Subcontractors shall not be guaranteed the pricing or availability with respect to Boeing Titanium Products afforded to Boeing, Boeing's Agent and Boeing Recognized Subcontractors through this Agreement. Volumes of titanium products either
     (a) purchased by any such supplier that is not a Boeing Recognized Subcontractor or (b) by a Boeing Recognized Subcontractor that does not reasonably identify to TIMET that it is purchasing under this Agreement will not be counted as Boeing Titanium Products purchased under this Agreement for any purpose.

22.3 If a Boeing supplier who desires to become a Boeing Recognized Subcontractor does not have an established open account with TIMET, TIMET will work in good faith with such supplier to establish credit arrangements for such supplier reasonably satisfactory to TIMET. Boeing shall have no obligation for any payment due from any Boeing Recognized Subcontractor under any Order. 23. IDENTIFICATION BY BOEING AS HEDGING TRANSACTION.

23.1 Boeing hereby identifies the transactions contemplated by this Agreement as hedging transactions pursuant to Treasury Regulations Section 1.1221-2(e). The transactions being hedged by Boeing pursuant to this Agreement are Boeing's purchases of titanium over the term of this Agreement, and the risk being hedged is the risk of price movements in the market for

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     titanium. The types or classes of inventory to which this transaction relates are Boeing's raw materials inventory of titanium and Boeing's titanium parts inventory. The expected purchase dates and the amounts to be purchased are unknown as of the date of this Agreement.



     IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto as of the date first hereinabove set forth.

                             THE BOEING COMPANY, acting by and through BOEING COMMERCIAL AIRPLANES




                             By: /s/ Tracy MacDonald-Schmidt
                                 -----------------------------------------------
                                             Tracy MacDonald-Schmidt
                                                Procurement Agent



                             TITANIUM METALS CORPORATION




                             By: /s/ J. Landis Martin
                                 -----------------------------------------------
                                                J. Landis Martin
                                  Chairman, President & Chief Executive Officer

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Schedule 1: Pricing

[*]

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

                                                                       EXHIBIT A

6-5668-DAS/97-019 Rev. 1

                                  -------------



                    TERMS AND CONDITIONS OF PURCHASE AND SALE

                           OF BOEING TITANIUM PRODUCTS

                                  ------------



                           TITANIUM METALS CORPORATION

                                       and

                             BOEING, BOEING'S AGENT

                      OR A BOEING RECOGNIZED SUBCONTRACTOR

                                  ------------

         Applicable to all Boeing Titanium Products ordered pursuant to Boeing/TIMET Basic Agreement (6-5668-DAS/97-019 Rev. 1)

     These Terms and Conditions of Purchase and Sale relate to the purchase and sale of Boeing Titanium Products by Purchaser from TIMET pursuant to that certain Purchase and Sale Agreement (for titanium products), originally dated November 5, 1997, as amended and restated effective April 19, 2001, between The Boeing Company, acting by and through its division, Boeing Commercial Airplanes (f/k/a Boeing Commercial Airplane Group), and Titanium Metals Corporation (6-5668-DAS/97-019). Purchaser, if not Boeing itself, is Boeing's Agent or a Boeing Recognized Subcontractor.


1.   DEFINITIONS

     Except as otherwise expressly provided in these Terms & Conditions, the following defined terms shall have the meanings set forth below when used herein:

1.1 "Basic Agreement" means that certain Amended and Restated Purchase and Sale Agreement (for titanium products), originally dated November 5, 1997, as amended and restated effective April 19, 2001, between The Boeing Company, acting by and through its division, Boeing Commercial Airplanes (f/k/a Boeing Commercial Airplane Group), and Titanium Metals Corporation (6-5668-DAS/97-019 Rev. 1), as heretofore or hereafter amended, modified, restated, or supplemented.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

1.2 "Boeing" means The Boeing Company, a Delaware corporation, acting by and through its division, Boeing Commercial Airplanes (f/k/a/ Boeing Commercial Airplane Group).

1.3 "Boeing Recognized Subcontractor" means a supplier to Boeing (whether direct or indirect) of forged, cast, extruded or fabricated titanium parts that has become a Boeing Recognized Subcontractor in accordance with
     Section 22 of the Basic Agreement.

1.4 "Boeing Titanium Product" means a titanium product of the type enumerated on Schedule 1 to the Basic Agreement (as amended, revised or supplemented from time to time) that is ordered or purchased by a Purchaser from TIMET pursuant to the Basic Agreement for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing.

1.5 "Boeing's Agent" means an entity that has been designated by Boeing from time to time to manage the purchasing of Boeing Titanium Products on behalf of it.

1.6 "Confidential Information" means confidential or proprietary information of the Disclosing Party furnished to the Receiving Party in connection with the Orders, including without limitation, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and which, if in visual, written or graphic form, is clearly and conspicuously identified thereon as "confidential" or "proprietary" or, if in oral form, is confirmed promptly thereafter in writing as "confidential" or "proprietary." The provisions of this Section 1.5 and Article 15 shall not apply to, and the Receiving Party shall not be obligated to hold in confidence pursuant to Article 15, information which:

     (a)  was  in  the  lawful   possession  of  the  Receiving   Party  without
          confidentiality restrictions prior to its receipt thereof from the Disclosing Party;

     (b)  is or becomes  public  knowledge  without  the fault of the  Receiving
          Party;

     (c) s or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure;

     (d) is made available on an unrestricted basis to a third party by the Disclosing Party; or

     (e) is developed by the Receiving Party independent of Confidential Information received under Article 15.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

1.7 "Disclosing Party" means Purchaser or TIMET, as the case may be, communicating Confidential Information to the other in connection with these Terms & Conditions. 1.8 "Excusable Delay" means unforeseeable circumstances beyond the reasonable control and without the fault or negligence of TIMET. Excusable Delays include, without limitation, acts of God, war, riot, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, labor disputes, unusually severe weather, but shall expressly not include TIMET's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. The foregoing notwithstanding, the following shall not be regarded as Excusable Delays:

     (a) delays of less than two (2) days duration unless such delay shall occur within thirty (30) days preceding the scheduled date of delivery of the Boeing Titanium Product in question; or

     (b) the default of any of TIMET's subcontractors or suppliers in providing supplies or services to TIMET if TIMET is able, on commercially reasonable terms, to obtain such supplies or services from other sources in sufficient time to permit TIMET to meet the applicable delivery schedules.

1.9 "Order" means a purchase order for one or more Boeing Titanium Products placed by Purchaser with TIMET, to the limited extent such purchase order has been accepted in writing by TIMET or is deemed to have been accepted by TIMET pursuant to these Terms & Conditions.

1.10 "Purchaser" means the person, either Boeing, Boeing's Agent, or a Boeing Recognized Subcontractor, identified as the purchasing party pursuant to a given Order.

1.11 "Receiving Party" means the party to whom Confidential Information is communicated by the other party.

1.12 "Representatives" of a given party means its directors, officers, and employees.

1.13 "Sales Taxes" means sales or use taxes imposed on the sale of Boeing Titanium Product.

1.14 "Specifications" means the chemical, physical and other specifications (including inspecting and testing criteria) for Boeing Titanium Products as agreed to by Boeing and TIMET from time to time in writing. In the absence of written agreement by Purchaser and TIMET on a different specification in a given Order for Boeing Titanium Product, the applicable Specification for such given Boeing Titanium Product shall be that represented by the most recent revision agreed to in writing by Boeing and TIMET and no such Specification for a Boeing Titanium Product may be altered or modified in any Order without the express written consent of TIMET.

1.15 "Stop Work Order" means a written directive to TIMET by Purchaser to stop work on a given Order in accordance with the provisions of Section 11.2 below.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

1.16 "Termination Notice" means a written notice to TIMET by Purchaser to terminate part or all of a given Order in accordance with the provisions of
     Section 11.2 below. Any such Termination Notice shall specify the extent and effective date of such termination.

1.17 "Terms & Conditions" means these Terms and Conditions of Purchase and Sale of Boeing Titanium Products.

1.18 "TIMET" means Titanium Metals Corporation, a Delaware corporation.

2.   ISSUANCE OF ORDERS

2.1 Each Order placed by Purchaser pursuant to the Basic Agreement from time to time shall contain a description of the Boeing Titanium Product(s) ordered, a reference to the applicable Specifications for such Boeing Titanium Product, the Boeing purchase order number, the applicable quantities desired, the price (determined in accordance with the Basic Agreement), the Boeing part number, the Boeing airframe for which such part is intended, TIMET purchased weight per part and shipped weight per part, the desired delivery schedule, and any other proposed terms different from those set forth in these Terms & Conditions.

2.2 Each purchase order placed under the Basic Agreement shall conspicuously reference "Boeing/TIMET LTA 6-5668-DAS/97-019 Rev. 1" (or similar reference clearly identifying the Basic Agreement). Any purchase order placed with TIMET by a Purchaser other than Boeing which does not include such legend shall not be regarded as an Order under the Basic Agreement and shall not be entitled to the benefits of the pricing or supply provisions of the Basic Agreement; provided, however, that any inadvertent omission of such reference may be corrected by Purchaser within [ * ] of TIMET's acknowledgment of the Order (or such longer period to which TIMET consents).

2.3 Each Order shall be deemed to incorporate these Terms & Conditions by reference and to be governed by these Terms & Conditions, except as otherwise expressly agreed in writing between Purchaser and TIMET. Each such purchase order shall represent the offer of Purchaser to purchase strictly on the terms set forth in these Terms & Conditions. To the extent such purchase order contains terms inconsistent with these Terms & Conditions, TIMET shall be deemed to have objected to such inconsistent terms and they shall not become part of the Order, whether or not material, unless TIMET shall expressly agree to such terms in writing. TIMET's commencement of performance shall be deemed to represent TIMET's acceptance of such Order, but only to the extent consistent with these Terms & Conditions.

2.4 Pricing for each Boeing Titanium Product shall be as set forth on Schedule 1 attached hereto and incorporated herein by this reference.

2.5 Purchaser and TIMET shall agree in writing upon the scheduled delivery date for any Boeing Titanium Product.

3.   DELIVERY; TITLE AND RISK OF LOSS


3.1  Delivery of Boeing Titanium Product shall be [ * ]

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

3.2 Deliveries shall be in accordance in all material respects with the quantities, schedule and other requirements specified in the applicable Order. TIMET may not make early or partial deliveries without the written authorization of Purchaser.

3.3 Title to and risk of any loss of, or damage to, the Boeing Titanium Products shall pass from TIMET to Purchaser upon delivery in accordance with the Order, except for loss or damage thereto resulting from TIMET's negligence or willful misconduct. Passage of title on delivery does not constitute acceptance of such Boeing Titanium Product by Purchaser.

4.   DELAYS

4.1 TIMET shall notify Purchaser promptly of any circumstances that could reasonably be expected to cause a delay in delivery, stating the estimated period of delay and the reasons therefor. If requested by Purchaser, TIMET shall use all additional commercially reasonable efforts to avoid or minimize delay to the maximum extent reasonably possible, including without limitation, shipment via air or other expedited routing. Any additional costs resulting from such efforts will be borne by TIMET, except to the extent such delay is occasioned by Purchaser or Boeing. Nothing herein shall prejudice any rights or remedies provided to Purchaser under law.

4.2 TIMET shall promptly notify Purchaser of any actual or threatened labor dispute that could reasonably be expected to disrupt the timely performance of the Order. TIMET shall require that any subcontractor to TIMET with respect to a Boeing Titanium Product provide similar notice to TIMET.

4.3 In the event of any delay in the delivery of any Boeing Titanium Product, TIMET agrees that it will, from time to time as reasonably requested by Purchaser, and upon reasonable prior notice, provide Purchaser with an updated status report regarding such Boeing Titanium Product, including its expected delivery date, all actions taken or planned by TIMET with respect to expediting such delivery, and such other relevant information as Purchaser may reasonably request. Nothing herein shall be construed as a waiver of Purchaser's rights to proceed against TIMET because of any delinquency.


5.   ON-SITE REVIEW

5.1 Authorized representatives of Purchaser and/or Boeing may enter TIMET's facility at any reasonable time upon reasonable prior notice to conduct preliminary inspections and tests of any finished or unfinished Boeing Titanium Product. TIMET will include a like provision in its subcontracts issued in conjunction with any Order giving Purchaser and Boeing the right to enter the premises of TIMET's subcontractors. When reasonably requested by Purchaser or Boeing, upon reasonable prior notice, representatives of TIMET will accompany the representatives of Purchaser and/or Boeing to TIMET's subcontractor's facility.


6.   INVOICE AND PAYMENT

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

6.1 TIMET shall issue its invoice to Purchaser and unless Purchaser has agreed to partial delivery, only upon completion of the Order in its entirety. Each invoice shall reference Purchaser's and Boeing's Order number.

6.2 Payment terms shall be [ * ], unless otherwise agreed to in writing by TIMET and Purchaser.

6.3 Payments not received when due shall be subject, in TIMET's discretion, to late charges of up to [ * ] on the amount outstanding from the date due.


7.   PACKING AND SHIPPING

7.1 TIMET shall (a) prepare for shipment and suitably pack all Boeing Titanium Products to prevent damage or deterioration, (b) when Purchaser has not identified a carrier for shipment, use commercially reasonable efforts to secure lowest transportation rates available, (c) comply with the appropriate carrier tariff for the mode of transportation specified by Purchaser, and (d) comply with any special instructions stated in the Order or Specifications, as agreed to by TIMET. If no special instructions are noted, materials and methods used in packaging shall be suitable to provide reasonable protection against scratching, breaking and other damage.

7.2 Except as otherwise agreed to by TIMET in the Order, Purchaser shall pay all charges for preparation, packing, crating, or cartage requested by Purchaser that are beyond those expressly provided for in this Article 7. Unless otherwise directed by Purchaser, all standard routing shipments forwarded on one day to Purchaser must be consolidated. Each container must be consecutively numbered and marked as set forth below. Container and Order numbers must be indicated on the applicable bill of lading. Two copies of packing sheets must be attached to the No. 1 container of each shipment and one copy in each individual container. Each packing sheet must include, at a minimum, the following information: (a) TIMET's name, address, and phone number; (b) Order and item number; (c) ship date; (d) total quantity shipped and quantity in each container, if applicable; (e) legible packing slip number; (f) nomenclature; (g) unit of measure; (h) "ship to" if other than Purchaser; and (i) certification, as applicable.


8.   WARRANTY; INSPECTION; REJECTION & ACCEPTANCE


8.1  [ * ]

8.2  [ * ]

8.3  [ * ]

8.4 TIMET shall inspect or otherwise verify that all Boeing Titanium Products under each applicable Order, including those procured from, or furnished by Purchasers to TIMET, comply with the requirements of the Order in all material respects. TIMET shall include each packing sheet a certification that the Boeing Titanium Products shipped comply with the Specifications. No pre-certification shall be required prior to shipment.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

8.5 TIMET will promptly notify Purchaser when discrepancies or upsets in TIMET's processes or product are discovered or suspected for Boeing Titanium Products already delivered by TIMET to Purchaser or Boeing that might reasonably be expected call the integrity or safety of such Boeing Titanium Products into question.

8.6 Unless otherwise agreed to by Purchaser, Boeing Titanium Products delivered under an Order shall be subject to final inspection and acceptance by Purchaser at destination, notwithstanding any payment or prior inspection. If Purchaser performs an inspection or test on the premises of TIMET or its subcontractor, TIMET shall furnish, and shall require its subcontractor to furnish, without additional charge, reasonable facilities and assistance for safe and convenient performance of these duties.

8.7 Purchaser may reject any Boeing Titanium Product which does not conform with the warranties set forth in Section 8.1. Purchaser or Boeing shall, by notice, rejection tag, or other written communication, notify TIMET of such rejection. [ * ]


9.   RECORDS; EXAMINATION OF RECORDS


9.1 Quality assurance records shall be maintained on file at TIMET's facility and available to authorized representatives of Purchaser and Boeing. TIMET shall retain such records for a period of not less than seven (7) years from the date of final payment under the applicable Order.

9.2 All reports, drawings, and other technical information submitted to Purchaser or Boeing for review or approval shall be in English and shall employ the units of measure customarily used by Boeing in the United States.

9.3 TIMET shall maintain complete and accurate records that show the sales volume of all Boeing Titanium Products delivered to Purchaser.

9.4 Purchaser shall maintain a record of all titanium products purchased by Purchaser from sources other than TIMET which are used for parts manufactured by Purchaser for Boeing (whether directly or indirectly). Purchaser will report such quantities to Boeing annually or as more frequently requested by Boeing.


10.  AMENDMENTS TO ORDER


10.1 Subject to  Purchaser's  right to  terminate  an Order in  accordance  with
     Section 11.2, once an Order has been placed and accepted by TIMET, it may not be modified in any respect (including without limitation, as to delivery dates, quantities, size, or Specifications) without the written approval of both Purchaser and TIMET. TIMET will use all commercially reasonable efforts to accommodate any proposed change in an Order, subject to agreement between TIMET and Purchaser as to any resulting pricing adjustment.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

10.2 Any proposed modification to an Order shall be submitted in writing by Purchaser to TIMET. TIMET shall use its best efforts to respond to any requested change within [ * ]of receipt of such requested change, either by
     (a) accepting such change without price adjustment, (b) accepting such change subject to a proposed price adjustment set forth in its response, or
     (c) rejecting the change with a specific indication as to why such change is commercially impracticable and, if applicable, any proposed alternative that is believed by TIMET to achieve or approximate the result intended by the proposed change.


11.  SUSPENSION OF WORK; TERMINATION OF ORDER


11.1 Subject to the provisions of Section 11.8 below, Purchaser may at any time, by a Stop Work Order delivered to TIMET, require TIMET to stop all or any part of the work called for by a given Order issued by Purchaser. Promptly following receipt of a Stop Work Order, TIMET shall comply with its terms and take all commercially reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage. Unless Purchaser has canceled the Stop Work Order within [ * ] following its issuance, TIMET will be entitled to treat the portion of the given Order subject to the Stop Work Order as having been terminated in accordance with the provisions of Section 11.2 below. In the event the Stop Work Order is canceled by Purchaser within such time period, TIMET will promptly resume work in accordance with the terms of the applicable Order. The applicable scheduled delivery date under such Order shall be deemed to have been extended by the number of days elapsing from the date of TIMET's receipt of the Stop Work Order until the date of its receipt of notice of cancellation of the Stop Work Order, plus [ * ] to allow for the material to be worked back into the existing production schedule in an orderly fashion.

11.2 Subject to the provisions of Section 11.8 below, Purchaser may, from time to time, in its discretion, terminate all or part of any Order issued by Purchaser pursuant to a Termination Notice delivered to TIMET. Upon receipt of a Termination Notice, TIMET shall, unless otherwise directed by
     Purchaser:

     (a)  promptly stop work as specified in the Termination Notice;

     (b) promptly terminate its subcontracts and purchase orders relating to work terminated, to the extent legally possible and commercially reasonable;

     (c)  settle  any  termination  claims  made by  TIMET's  subcontractors  or
          suppliers,   provided  Purchaser  has  approved  the  amount  of  such
          termination claim prior to such settlement;

     (d) preserve and protect in a commercially reasonable manner all finished Boeing Titanium Products covered by such Termination Notice and deliver the same to Purchaser upon its written direction;

     (e) coordinate with Purchaser and Boeing to reapply any unfinished metal to any other Order placed by Purchaser, Boeing or Boeing's Agent under the Basic Agreement; and

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     (f) take such other commercially reasonable steps as Purchaser may request.


11.3 If Purchaser  terminates an Order, in whole or in part, pursuant to Section
     11.2 above, and TIMET is unable to reapply, within [ * ]of the date of such termination, any Boeing Titanium Product covered by such Order (in its then-current state) to another order (other than for its value as scrap material), whether on behalf of Boeing, Boeing's Agent or a Boeing Recognized Subcontractor or otherwise, TIMET shall have the right to submit a written termination claim to Purchaser in accordance with the terms of this Section 11.3. Such termination claim shall be submitted to Purchaser no later than [ * ] after TIMET's receipt of the Termination Notice. Any claim by TIMET for cancellation charges not made within such [ * ] period shall be deemed waived by TIMET, and TIMET shall thereafter be barred from submitting such claim and Purchaser shall have no obligation for payment to TIMET of any such claim. Cancellation charges, if any, shall be determined and payable as follows as to each Boeing Titanium Product as to which the Order is terminated:


     [ * ]

          The cancellation charges reflect TIMET's retention of the metal for its reapplication or scrap value; therefore, TIMET shall be entitled to retain the metal unless it shall have been reapplied in accordance with the provisions of Section 11.2(f). In addition, TIMET shall also be entitled to recover any amounts paid by TIMET in accordance with Section 11.2(c).


11.4 Any partial termination of an Order shall not alter or affect the terms and conditions of the Order with respect to any Boeing Titanium Products not terminated or as to any other Order.

11.5 Termination shall not result in any change to unit prices for Boeing Titanium Products not terminated.

11.6 Cancellation charges shall be payable by Purchaser to TIMET within [ * ] following written claim therefor by TIMET. Purchaser may have made partial cancellation payments and payments against costs incurred by TIMET for the terminated portion of an Order, in which case should the total of such payments exceed the amount to which TIMET is ultimately determined to be entitled, TIMET shall repay the excess to Purchaser promptly following demand.

11.7 TIMET shall maintain all records and documents relating to the terminated portion of any Order for not less than three (3) years after final settlement of TIMET's termination claim.

11.8 Notwithstanding the other provisions of this Article 11, without TIMET's written approval, [ * ]

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

12.  TIMET EVENTS OF DEFAULT; PURCHASER'S REMEDIES


12.1 The occurrence of any one or more of the following events shall constitute a "TIMET Event of Default" hereunder:

     (a) any breach by TIMET of these Terms & Conditions or the other provisions of the applicable Order in any material respect (other than a breach of the warranty set forth in Section 8.1, for which the sole and exclusive remedy is provided in Section 8.7), which breach continues unremedied for more than [ * ] following written notice of such breach by Purchaser to TIMET; or

     (b) the suspension, dissolution or winding-up of TIMET's business, TIMET's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by TIMET, the institution of reorganization, bankruptcy, liquidation, or other such proceedings against TIMET which remain undismissed for more than [ * ], the appointment of a custodian, trustee, receiver, or similar person for TIMET's properties or business, or an assignment by TIMET for the benefit of its creditors.


12.2 If any TIMET Event of Default shall occur, Purchaser may pursue any or all of the following remedies:

     (a) Purchaser may, upon written notice to TIMET, cancel the Order to which such breach relates, in whole or in part, in which case Purchaser shall not thereafter be required to accept tender by TIMET of any Boeing Titanium Products with respect to which Purchaser has elected to cancel such Order; or

     (b) Purchaser may manufacture, produce or provide, or may engage any other person to manufacture, produce or provide, any Boeing Titanium Product in substitution for the Boeing Titanium Products to be delivered or provided by TIMET hereunder with respect to which any Order (or part of an Order) has been canceled and Purchaser may recover from TIMET the difference between the price for each such Boeing Titanium Product and the aggregate expense reasonably incurred by Purchaser to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Boeing Titanium Product, but not to exceed an amount equal to [ * ] of the applicable price for such Boeing Titanium Product under such Order.


13.  PURCHASER EVENTS OF DEFAULT; TIMET'S REMEDIES


13.1 The occurrence of any one or more of the following events shall constitute a "Purchaser Event of Default" hereunder:

     (a) any failure by Purchaser to make timely payment of an uncontested invoice for Boeing Titanium Product previously delivered by TIMET to Purchaser (or at Purchaser's

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

          direction to another), which non-payment remains outstanding for more than [ * ] following written demand for payment by TIMET to Purchaser;

     (b) any other breach by Purchaser of these Terms & Conditions or the other provisions of the applicable Order in any material respect, which breach continues unremedied for more than [ * ] following written notice of such breach by TIMET to Purchaser;

     (c) Purchaser's use of any Boeing Titanium Product purchased from TIMET hereunder for purposes other than for use in manufacturing parts or assemblies for fixed wing, commercial aircraft manufactured by Boeing; or

     (d) the suspension, dissolution or winding-up of Purchaser's business, Purchaser's admission in writing of its insolvency or inability to pay its debts as they become due, the institution of reorganization, bankruptcy, liquidation, or other such proceedings by Purchaser, the institution of reorganization, bankruptcy, liquidation, or other such proceedings against Purchaser which remain undismissed for more than [
          * ], the appointment of a custodian, trustee, receiver, or similar person for Purchaser's properties or business, or an assignment by Purchaser for the benefit of its creditors.


13.2 If any Purchaser Event of Default shall occur, TIMET may pursue any or all of the following remedies:

     (a) TIMET may, upon written notice to Purchaser and Boeing, cancel any and all outstanding Orders by Purchaser, in whole or in part, in which case TIMET

          (i) shall not thereafter be required to continue manufacture of any Boeing Titanium Products with respect to which TIMET has elected to cancel such Order; and

          (ii) shall be entitled to recover from Purchaser the charges that would have applied under Section 11.2 with respect to each such Boeing Titanium Product as to which an Order (or portion thereof) is canceled as though Purchaser had terminated each such Order (or portion thereof) in accordance with Section 11.2 as of such date of cancellation; or

     (b) TIMET may, upon written notice to Purchaser and Boeing, refuse to further recognize Purchaser as such for purposes of the Basic Agreement; or

     (c)  TIMET may, by written notice to such Purchaser and Boeing, make any adjustment in the credit terms then applied to such Purchaser (including without limitation, requiring Purchaser to make full payment at time of Order placement).

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

14.  EXCUSABLE DELAY


14.1 If delivery of any Boeing Titanium Product is delayed by virtue of an Excusable Delay, the delivery of such Boeing Titanium Product shall be extended for the period that such Excusable Delay shall continue; provided, however, that if an Excusable Delay shall delay delivery of a Boeing Titanium Product for more than [ * ], Purchaser may, upon written notice to TIMET, cancel all or part of the Order with respect to such delayed Boeing Titanium Product.

14.2 TIMET shall use all commercially reasonable efforts to mitigate the effects of any Excusable Delay, both during and after such Excusable Delay.


15.  CONFIDENTIALITY


15.1 The parties will not identify information as Confidential Information unless the Disclosing Party believes that such information is proprietary to, or constitutes a trade secret of, the Disclosing Party. The parties will attempt to limit the exchange of Confidential Information to only that Confidential Information necessary for the purposes of these Terms & Conditions.

15.2 The parties agree that, for a period of [ * ] from the date of receipt of Confidential Information, without the prior written consent of the other party hereto and except as may be required by law, the Receiving Party shall hold in confidence and not disclose Confidential Information received by it, except to (a) Representatives of the Receiving Party who require such Confidential Information for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of these Terms & Conditions and (b) subcontractors of the Receiving Party whose involvement is required by the Receiving Party for purposes of these Terms & Conditions and who agree to hold such Confidential Information in confidence in accordance with the terms of these Terms & Conditions.

15.3 Confidential Information shall not be used by the Receiving Party (or any Representative to whom the Receiving Party discloses such Confidential Information) except for the purposes contemplated in these Terms & Conditions.

15.4 The Receiving Party will be deemed to have satisfied its obligations of confidentiality and non-use hereunder if it uses reasonable care to protect against unauthorized disclosure or misuse of Confidential Information received by it hereunder, which care shall not be less than the care taken by the Receiving Party to protect its own confidential or proprietary information from disclosure or use by others. Upon discovery of any accidental disclosure or misuse, the Receiving Party shall take all reasonable steps to recover or limit further misuse of such Confidential Information.

15.5 The Receiving Party will copy Confidential Information received by it only as reasonably necessary for the purposes contemplated in these Terms & Conditions.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

15.6 The Receiving Party agrees to return to the Disclosing Party all copies of written Confidential Information received pursuant to these Terms & Conditions, as well as all copies made thereof or written materials prepared by the Receiving Party containing Confidential Information, within thirty (30) calendar days of the written demand of the Disclosing Party; provided, however, that the Receiving Party may retain a single copy of all Confidential Information received for purposes of establishing compliance with the terms of these Terms & Conditions, which copy shall be segregated from the normal business records of the Receiving Party and held in strict confidence in accordance with the terms of these Terms & Conditions.

15.7 If the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party will advise and consult with the Disclosing Party prior to any such disclosure, so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with these Terms & Conditions. If such protective order or other remedy is not obtained, or compliance with these Terms & Conditions is waived as above, the Receiving Party will disclose only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such of the Confidential Information as is disclosed. Any disclosure made in accordance with the provisions of this Section 15.7 shall not be regarded as a breach of the obligations of the Receiving Party pursuant to these Terms & Conditions.

15.8 Nothing in this Article 15 shall be construed as granting or conveying to the Receiving Party any right or license to use Confidential Information of the Disclosing Party except for the purposes contemplated in these Terms & Conditions or to practice any inventions described and claimed in any pending patent applications or issued patents which are owned or controlled by the Disclosing Party relating to such Confidential Information.

15.9 Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this
     Article 15 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 15 and to enforce specifically the terms of this Article 15 in any action instituted in any court of the United States or any state thereof having jurisdiction over the matter and the parties, in addition to any other remedy to which it may be entitled, at law or in equity.


16.  COMPLIANCE WITH LAWS


16.1 TIMET and Purchaser shall each be responsible for complying with all laws, including without limitation, any statute, rule, regulation, judgment, decree, order, or permit, applicable to its performance under these Terms & Conditions. TIMET agrees to notify Purchaser and Boeing in the event (a) any of TIMET's obligations under these Terms & Conditions becomes prohibited under any applicable environmental law, with such notice to be made at the earliest practicable opportunity so as to enable the identification of alternative methods of performance

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     or (b) TIMET becomes subject to additional environmental regulation which could reasonably be expected to materially impair its ability to perform under these Terms & Conditions.

16.2 TIMET shall, at least annually or as Purchaser may otherwise reasonably request, via invoice or other form reasonably satisfactory to Purchaser, certify that the Boeing Titanium Products covered by each Order were produced in compliance with Sections 6, 7, and 12 of the Fair Labor Standards Act (29 U.S.C. ss.ss. 201-291), as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder. In addition, to the extent flow-down of the following Federal Acquisition Regulations is required by any Purchaser contract to which an Order relates, such regulations are incorporated herein by reference to each such Order, except that in such context the term "Contractor" shall mean TIMET:

     (a)  FAR 52.222-26 Equal Opportunity;

     (b) FAR 52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans; and

     (c)  FAR 52.222-36 Affirmative Action for Handicapped Workers.


17.  INFRINGEMENT


17.1 Except as provided in Section 17.2 below, TIMET shall indemnify, defend, and save Purchaser harmless from all claims, suits, actions, awards (including without limitation, awards based upon intentional infringement of patents known to TIMET at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liabilities, damages, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale, or use of Boeing Titanium Products by TIMET or Purchaser. Purchaser shall promptly notify TIMET of any such claim, suit, or action, and TIMET shall, at its own expense, fully defend such claim, suit, or action on behalf of Purchaser.

17.2 Section 17.1 shall not apply in the case of, and Purchaser shall indemnify, defend, and save TIMET harmless from, any claim, suit, action, award (including without limitation, award based upon intentional infringement of patents known to Purchaser at the time of such infringement, exceeding actual damages, and/or including attorneys' fees and/or costs), liability, damage, attorneys' fees, and costs related to the actual or alleged infringement of any United States or foreign intellectual property right (including without limitation, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) when such infringement arises from:

     (a) TIMET's compliance with formal specifications issued by Purchaser when infringement could not reasonably be avoided in complying with such specifications; or

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     (b) the use or sale of Boeing Titanium Products by Purchaser in combination with other items when such infringement would not have occurred from the use or sale of those Boeing Titanium Products solely for the purpose for which they were designed or sold by TIMET.

          For purposes of this Section 17.2, the term "TIMET" shall include Titanium Metals Corporation and all of its subsidiaries and the respective officers, agents, and employees of each.


18.  NOTICES; APPROVALS AND CONSENTS


18.1 All notices and other communications under these Terms & Conditions shall be in writing and shall be addressed as provided in Section 18.3 below.

18.2 Such notices and communications (properly addressed) shall be deemed given as follows:

     (a)  when personally delivered;

     (b) three (3) business days after deposit in the mail, first class postage prepaid;

     (c) one (1) day after deposit with a recognized overnight business delivery service; or

     (d)  when sent by verified  facsimile to the facsimile  number  provided in
          Section 18.3, with original forwarded by regular mail, first class postage prepaid, or by recognized overnight business delivery service.

18.3 Notices and communications shall be addressed as follows:

                  If to Boeing:

                               Boeing Commercial Airplanes
                               Supplier Management & Procurement
                               P.O. Box 3707 Mail Stop _______
                               Seattle, WA  98124-2207
                               Facsimile No.: (206) 931-2660

                  If to TIMET:

                               Titanium Metals Corporation
                               3907 SW 328th Street
                               Federal Way, WA 98023
                               Attn:        Derek George
                               Facsimile No.: (253) 661-6424

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

                      With a copy to:

                                        Titanium Metals Corporation
                                        1999 Broadway, Suite 4300
                                        Denver, Colorado   80202
                                        Attn: General Counsel
                                        Facsimile No.: (303) 291-2990

                  If to Purchaser:     as set forth in the applicable Order (or
`                                      as otherwise on record with TIMET)

                  Any party may change its address or facsimile number by giving notice to the others in accordance with the provisions of this Article 18.


18.4 With respect to all matters subject to the approval or consent of Purchaser or TIMET, such approval or consent shall be deemed given only when given in writing in the manner provided in this Article 18 for notices.


19.  ASSIGNMENT


19.1 Each Order shall inure to the benefit of and be binding on each of TIMET and Purchaser and their respective successors and assigns; provided, however, that no assignment of any rights or delegation of any duties under any such Order shall be binding upon Purchaser unless Purchaser's written consent has first been obtained, except that TIMET may assign claims for monies due or to become due under any Order.

20.  NON-WAIVER


20.1 No failure on the part of Purchaser or TIMET in exercising any right or remedy hereunder, or as provided in law or in equity, shall impair, prejudice, or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as an acquiescence therein. No single or partial exercise of any such right of remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any obligation hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full of any such obligation. Notwithstanding the foregoing, the rights and remedies of Purchaser and TIMET set forth in Sections 8.7, 12.2 and 13.2, as applicable, shall be the sole and exclusive remedies available to such parties for any breach of the terms of any Order.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

21.  INTERPRETATION


21.1 Article and section headings used in these Terms & Conditions are for convenient reference only and shall not affect the interpretation hereof.


22.  PARTIAL INVALIDITY


22.1 If any provision of any Order or of these Terms & Conditions is or becomes void or unenforceable, whether by operation of law or otherwise, the other provisions shall nevertheless remain valid and enforceable.


23.  APPLICABLE LAW


23.1 Given the significant variety of Boeing Recognized Subcontractors that may be participating in the Basic Agreement and the impracticability of selecting a governing jurisdiction that necessarily bears a substantial relationship to the location of operations of either TIMET or Purchaser in each instance, the parties have determined that it is reasonable that each Order, including all matters of construction, validity, and performance, shall in all respects be governed by, and construed and enforced in accordance only with the law of the State of Washington as applicable to contracts entered into and to be performed wholly within such state between citizens of such State, without reference to any rules governing conflicts of law.


24.  AMENDMENT


24.1 No Order and no provision of these Terms & Conditions may be changed or modified except by a writing signed on behalf of TIMET and Purchaser which makes express reference to such Order or these Terms & Conditions, as applicable.


25.  TAXES


25.1 All taxes, including without limitation, federal, state, local, and foreign income taxes, value added taxes, gross receipt taxes, property taxes, and custom duties or taxes are deemed to be included in the Order price unless otherwise expressly provided therein; provided, however, that the foregoing shall not apply to applicable Sales Taxes on sales to Purchaser for which Purchaser has not supplied a valid exemption certificate.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

25.2 In the event that any taxing authority has claimed or does claim payment for Sales Taxes, TIMET shall promptly notify Purchaser, and TIMET shall take such action as Purchaser may reasonably request to pay or protest such taxes or to defend against such claim. Purchaser shall indemnify and hold TIMET harmless from any and all reasonable liabilities, damages, costs and expenses (including without limitation, reasonable attorneys fees and costs of litigation) incurred in connection with such defense, as well as the amount of any taxes ultimately determined to be due and payable. If TIMET is successful in defending such claim, the amount of such taxes recovered by TIMET which had previously been paid by TIMET and reimbursed by Purchaser or paid directly by Purchaser, less TIMET's reasonable expenses incurred as provided in the foregoing sentence, shall be promptly returned to Purchaser.

25.3 If any taxes paid by Purchaser are subject to rebate or reimbursement, TIMET shall take all commercially reasonable actions to secure such rebates or reimbursement and shall promptly refund to Purchaser any amount recovered.


26.  ENTIRE AGREEMENT; ORDER OF PRECEDENCE


26.1 The Basic Agreement, the Order and these Terms & Conditions set forth the entire agreement between Purchaser and TIMET with respect to the subject manner of such Order and supersede any and all other prior agreements and understandings between Purchaser and TIMET with respect to such Order.

26.2 In the event of any conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

     (a)  the Basic Agreement;

     (b) the Order (excluding these Terms & Conditions) as agreed to in writing between Purchaser and TIMET;

     (c)  these Terms & Conditions; and

     (d) any other exhibits or documents that Purchaser and TIMET have agreed in writing to be part of the agreement between them with respect to the Order.


27.  GOVERNING QUALITY ASSURANCE REQUIREMENTS

27.1 In addition to those general quality assurance requirements set forth in the Basic Agreement or above, the work performed under these Terms & Conditions shall be in accordance with the requirements set forth herein.

27.2 All work performed under these Terms & Conditions shall be in accordance with either:

     (a) Document D1-9000 Rev. A, "Advanced Quality System," Section 1 Basic Quality System, which is incorporated herein and made a part hereof by this reference, or

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

     (b) Alternatively, as and when TIMET becomes approved by Boeing to Document D6-82479, "Boeing Quality Management System Requirements for Suppliers - Appendix A - Quality Management System," then at such time said document shall apply and will be incorporated herein, made a part hereof by this reference, and supercede Document D1-9000 Rev. A. Boeing will notify TIMET in writing of any proposed future amendments thereto, and the parties will consult with respect to the timing of TIMET's implementation of such amendment.

27.3 Supplemental Quality Requirements

     In addition, TIMET shall also comply with the following Supplemental Quality Requirements:

     (a) At least annually, TIMET shall conduct internal audits at each of its manufacturing and Service Center sites to ensure compliance to their quality system and the controlling quality assurance document;

     (b) TIMET shall promptly notify Boeing of any changes in the management representative with assigned responsibility and authority for the quality system;

     (c) TIMET shall immediately notify Boeing in writing of any change to the manufacturing facility location of the Boeing Titanium Product;

     (d) TIMET shall maintain an English language translation of (1) its quality manual, (2) the operating instructions that implement the quality manual requirements (except with respect to TIMET Savoie), and
          (3) an index of all other TIMET procedures that contain quality requirements. Boeing may require additional documentation to be translated, including but not limited to: shop orders, technical specifications, certificates, reports, nonconformance documents and, with respect to TIMET Savoie, the operating instructions that implement the quality manual requirements;

     (e) TIMET shall prepare and maintain a list of subcontractors for each Boeing Titanium Product manufactured for use on Boeing aircraft. When requested by Boeing, TIMET shall provide such list to Boeing. Boeing may request such list for any reason it deems necessary including but not limited to the following:

          (1)  TIMET  makes  a   determination   of  Boeing   Titanium   Product
               conformance by means other than source inspection;

          (2) TIMET or their subcontractor(s) delegate inspection authority to their subcontractors;

          (3)  A subcontractor delivers Products directly to Boeing;

          (4) A subcontractor performs special processes as identified in Boeing D1-4426, Boeing Approved Process Sources; or

          (5) A subcontractor performs other processes that require Boeing approval identified in design data (e.g., DMS, DPS, BMS, BAC).

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

                  Subcontractor data shall contain the subcontractor name, address, and telephone number, QA manager name and special processes.
27.4     Acceptance/Rejection of TIMET's Root Cause/Corrective Action

         Boeing reserves the right to reject any root cause and/or corrective action determination provided by TIMET, and may request subsequent investigation and/or corrective action to either Boeing or TIMET-initiated corrective action requests. If TIMET is late in responding to corrective action requests by Boeing, or if Boeing requires subsequent corrective action, Boeing reserves the right to withhold acceptance of shipments of the affected Boeing Titanium Product either at source or destination until TIMET corrective action is submitted to Boeing's satisfaction.

27.5     Additional Puget Sound, Wichita, and Tulsa Quality Requirements

          (a)  TIMET's Inspection Options

               (1) TIMET shall perform either 100% inspection or acceptance sampling for receiving inspection. TIMET shall perform 100% inspection, acceptance sampling or statistical process control for in-process inspection or final inspection for each characteristic of a Boeing Titanium Product.

               (2) If TIMET performs acceptance sampling, TIMET shall have a Boeing-approved acceptance sampling plan. The plan shall meet the requirements of Boeing document D1-8007, Approval Guide for Supplier Statistical Sampling Plans.

               (3) When statistical process control is used as an option for either in-process or final inspection, TIMET must satisfy the requirements of D6-82479, Addendum 1.

               (4) In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection options described here and in D6-82479, Addendum 1. Boeing reserves the right to require 100% inspection for selected characteristics.

          (b)  Change in Quality System Procedures

               (1) TIMET shall immediately notify Boeing in writing of any change to the quality control system that may affect the inspection, conformity or airworthiness of the Boeing Titanium Product. After the issue of initial Boeing quality system approval, each change to the quality control system that may reasonably be expected to affect any of the foregoing aspects in any material respect is subject to review by Boeing.

               (2) TIMET shall include, as part of the aforementioned written notification of change to the quality control system, a list of changed procedures identified by revision level, a description of the intent of the changes and a signed statement that compliance to the Boeing quality system approval has not been diminished.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.




EXHIBIT B
     Category            Notes         Q1         Q2          Q3          Q4          Annual
---------------------- --------------- ---------- ----------- ----------- ----------- ----------
Volume Maximum         (a)(b)          3.0        3.0         3.0         3.0         7.5

---------------------- --------------- ---------- ----------- ----------- ----------- ----------
[ * ]                  (c)             [ * ]      [ * ]       [ * ]       [ * ]       [ * ]

---------------------- --------------- ---------- ----------- ----------- ----------- ----------
Lead Time              (d)             [ * ]      [ * ]       [ * ]       [ * ]       [ * ]
---------------------- --------------- ---------- ----------- ----------- ----------- ----------

                                      NOTES

     (a)  Amounts (other than percentages) are in millions of pounds.

     (b) TIMET is not required to accept Orders from Boeing, Boeing's Agent or any Boeing Recognized Subcontractor for Boeing Titanium Products aggregating more than 3.0 million pounds in any given Calendar Quarter or more than 7.5 million pounds in any given calendar year (but may elect to do so, if -- requested, in its sole discretion). TIMET will provide written notice to Boeing in the event the aggregate purchases by Boeing, Boeing's Agent and all Boeing Recognized Subcontractors credited for any given Calendar Quarter reach [ * ]. In the event TIMET shall have failed to give notice by the time the aggregate purchases by Boeing, Boeing's Agent and all Boeing Recognized Subcontractors exceeds [ * ], then the maximum volume limit for such Calendar Quarter shall be increased by the difference between the volume at the time notice is given and [ * ].

     (c)  [ * ]

     (d) All Orders are subject to the limitations shown in the latest Lead Time Schedule in accordance with Section 4.3. Lead times will be comparable to those supplied to other customers for like product and quantity.

* Certain information, indicated by [ * ] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.